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                                   EXHIBIT 11
                          FLEET FINANCIAL GROUP, INC.

            COMPUTATION OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                    ($ in thousands, except per share data)

                                                         For the Twelve Months Ended December 31
                                                 1993                     1992                       1991
                                         --------------------      --------------------      --------------------
                                                       FULLY                     FULLY                     FULLY
                                         PRIMARY      DILUTED      PRIMARY      DILUTED      PRIMARY      DILUTED
                                         -------      -------      -------      -------      -------      -------
Equivalent shares:
Average shares outstanding           134,905,446  134,905,446  122,257,504  122,257,504  116,239,467  116,239,467
Additional shares due to:
  Stock options                          730,776      766,256      673,853      938,613      388,855      510,470
  Warrants                             2,996,091    3,062,547    2,504,307    2,996,947      738,230      894,832
  8.5% convertible debt                        0            0            0      373,840            0    1,663,604
  Series I preferred stock                     0       31,977            0       43,878            0       45,034
  Series II preferred stock                    0       99,775            0      133,889            0      138,948
  Dual convertible preferred stock    16,033,994   16,033,994   16,033,994   16,033,994    7,599,674    7,599,674
                                     -----------  -----------  -----------  -----------  -----------  -----------
Total equivalent shares              154,666,307  154,899,995  141,469,658  142,778,665  124,966,226  127,092,029
                                     ===========  ===========  ===========  ===========  ===========  ===========

Earnings per share:
Net income                          $    488,049 $    488,049 $    279,843 $    279,843 $     97,672 $     97,672
Less: Preferred stock dividends          (22,209)     (22,089)     (27,736)     (27,508)     (14,031)     (13,799)
Plus: Int. on 8.5% conv. debt                  0            0            0          466            0        1,855
                                     -----------  -----------  -----------  -----------  -----------  -----------
Adjusted net income                 $    465,840 $    465,960 $    252,107 $    252,801 $     83,641 $     85,728
                                     ===========  ===========  ===========  ===========  ===========  ===========
Total equivalent shares              154,666,307  154,899,995  141,469,658  142,778,665  124,966,226  127,092,029
                                     ===========  ===========  ===========  ===========  ===========  ===========

Earnings per share on net income    $       3.01 $       3.01 $       1.78 $       1.77 $       0.67 $       0.67
                                     ===========  ===========  ===========  ===========  ===========  ===========
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